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                                                                   EXHIBIT 10.20


                           PURCHASE AND SALE AGREEMENT


This Purchase and Sale Agreement ("Agreement") is made this 31st day of March, 2000, between UNION OIL COMPANY OF CALIFORNIA, a California corporation, whose address is P. O. Box 69200, Lafayette, Louisiana 70593-9200 ("Seller"), and ENERGY PARTNERS, LTD., a Delaware corporation, whose address is 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170 ("Purchaser").

                                    RECITALS


WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller on the terms and conditions set forth in this Agreement certain oil and gas interests, properties and related rights.

NOW, THEREFORE, for good and valuable consideration and the covenants and agreements contained herein, Seller and Purchaser agree as follows:

                                       I.

                                PURCHASE AND SALE

1.1      EFFECTIVE DATE AND ASSETS AND DISCLAIMER OF REPRESENTATIONS AND
         WARRANTIES: Subject to the terms and conditions of this Agreement, Seller shall sell and Purchaser shall purchase and pay for at Closing (as defined herein), effective as of 7:00 a.m. on January 1, 2000 ("Effective Date"), ON AN "AS IS, WHERE IS, WITH ALL FAULTS" BASIS, WITHOUT ANY REPRESENTATION OR WARRANTY OF TITLE, EXCEPT AS SET FORTH IN
         SECTION 1.6, WHATSOEVER, EITHER EXPRESS OR IMPLIED, EVEN FOR THE RETURN OF THE PURCHASE PRICE, AND WITHOUT ANY OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF TITLE, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, OR FREEDOM FROM HIDDEN VICES OR DEFECTS OF THE MATERIAL, EQUIPMENT OR FACILITIES CONVEYED, AND WITHOUT WARRANTY OF ANY KIND OR NATURE WHATSOEVER, the following:



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All of Seller's right, title and interest in and to:

(a) The oil, gas and mineral leases described on Exhibit "A" attached hereto, including any and all record title, operating rights, leasehold interests, oil and gas leasehold estates, royalties, overriding royalties and other mineral interests as set forth in Exhibit "A" attached hereto and made a part hereof, whether or not specifically described on said exhibit ("Leasehold Property"); and,

(b) All wells, equipment and facilities which are located on, appurtenant to, or used directly in connection with the production, treatment or transportation of oil and gas from the Leasehold Property including but not limited to platforms, pipelines, gathering systems, fixtures, tools and other personal property acquired for use or used on the Leasehold Property; and,

(c) Any easements, rights of way, permits, licenses, surface leases, use agreements, and servitudes to the extent assignable, applicable or used in connection with operation of the Leasehold Property, including but not limited to those listed on Exhibit "B", together with all of Seller's rights and interests in and to all units, pooling and unitization agreements, operating agreements, gas balancing agreements, gas sales contracts and other agreements and instruments to the extent that they directly relate to or are associated with the Leasehold Property, including, but not limited to those identified on Exhibit "E" attached hereto; except any insurance contracts or bonds held by Seller or its parent, subsidiary or affiliated Corporations for Seller's benefit; and any employment, consulting, office lease or accounting service contracts; and,

(d) All other miscellaneous interests or other assets on or used in connection with the Leasehold Property, including at Purchaser's expense, copies of all files and records (except as set forth below) relating to the Leasehold Property: subject to any restrictions on Seller's disclosure of the same, including but not limited to lease files, unit files, lease contract files, well files and geological data, but excluding data or information which is (1) utilized to calculate reserves (2) restricted by third party agreement (3) covered by the attorney-client privilege and (4) corporate, tax or computer records (collectively, the "Records"). THIS AGREEMENT BY SELLER TO CONVEY COPIES OF THE AFOREMENTIONED RECORDS IS GRANTED BY SELLER TO THE EXTENT THAT SELLER HAS AUTHORITY TO DO SO WITHOUT VIOLATING ANY CONFIDENTIALITY OBLIGATIONS TO A THIRD PARTY, IS WITHOUT WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION DELIVERED, AND SHALL BE AT PURCHASER'S SOLE EXPENSE.

All of the foregoing rights, interests and properties are hereinafter collectively referred to as the "Assets."

It is specifically agreed that Seller is not selling and Purchaser is not purchasing the following assets ("Excluded Assets"):


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         (i)      Those interests in pipelines, facilities, contract rights and surface access agreements owned by Unocal that are not used in connection with the Assets or which cover lands described in the Leasehold Property, but which are used in connection with properties that are not being sold under the terms of this Agreement to the extent only identified on Exhibit "C";

         (ii) any right to use the "Seller" name, marks, trade dress or insignia, or to use the name of any other subsidiary of Seller and all of Seller's intellectual property, including, but not limited to patents, trade secrets, and copyrights;

         (iii) all amounts due or payable to Seller as adjustments or refunds under any contracts affecting the Assets for all periods of time prior to the Effective Date, specifically including, without limitation, amounts recoverable from audits under operating agreements;

         (iv) all rights, titles, claims and interests of Seller or its Affiliates, which accrued prior to the Effective Date, to or under any policy or agreement of insurance or indemnity, any bond, or to any insurance proceeds or awards; and any employment, consulting, office lease or accounting service contracts;

         (v) all claims and chooses in action of Seller arising from acts, omissions or events, or damages to or destruction of property, occurring prior to the Effective Date; and

         (vi) all proceeds, benefits, refunds, settlement, income or revenue accruing and attributable to the Assets prior to the Effective Date, and any claims of Seller for refunds of or losses carried forwards with respect to taxes attributable to the Assets for any period prior to the Effective Date.

1.2 CLOSING: Closing, as used herein, shall mean the date on which the Purchase Price (as defined below) is to be paid to Seller and the conveyancing instruments (as described herein) are to be delivered to Purchaser. Closing shall occur on March 31, 2000, at Seller's office located at Suite 3400, 201 St. Charles Avenue, New Orleans, Louisiana 70170, or at such other place, date and time as may be mutually agreed upon by Seller and Purchaser.

1.3 ASSUMPTION OF OBLIGATIONS: From and after the Effective Date, but subject to the terms of Section 1.5 and except for those matters specifically retained by Seller in this Agreement and those matters set forth on Exhibit "D", for which Seller retains liability ("Retained Matters"), Purchaser shall personally assume, pay for, discharge, be responsible for, perform and comply with all duties, liabilities and obligations of Seller, express or implied, relating to the Assets, including, but not limited to, those arising from or by virtue of Contract, as hereinafter defined, and those arising from or by virtue of any permit, statute, rule, regulation or order of any governmental authority, together with all


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         Assumed Liabilities (as hereinafter defined), REGARDLESS OF WHETHER
         ATTRIBUTABLE (IN WHOLE OR IN PART) TO THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, ENVIRONMENTAL LIABILITY, REGULATORY LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF SELLER OR ANY OTHER PERSON OR PARTY, except as otherwise set forth herein. For purposes hereof, the following terms shall have the following respective definitions:

         "ASSUMED LIABILITIES" means all Environmental Liabilities, General Liabilities, Plugging and Abandonment Obligations and other liabilities and obligations assumed by Purchaser under the terms of this Agreement.

         "GENERAL LIABILITIES" means subject to the limitations of Section 1.5 below, all obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs (including attorneys fees and expenses) or penalties created by, related to, or arising out of ownership or operation of the Assets, any contractual relationship, or any applicable law, order, rule, regulation, judgment or decree of any federal, state, tribal, county or municipal governing authority having jurisdiction over the Assets or the Parties, whether Accruing before or after the Effective Date and whether attributable, in whole or in part, to actions, events or conditions existing or occurring before or after the Effective Date; excluding those obligations, duties or liabilities for the payment of royalties, overriding royalties and taxes which Accrued prior to the Effective Date, those addressed in Section 1.5 and Retained Matters.

         "ENVIRONMENTAL LAWS" means any applicable laws, orders, rules, regulations, judgments or decrees of any federal, state, tribal, county or municipal governing authority having jurisdiction over any Asset or Party which relate to pollution, the protection or cleanup of the environment, or the release or disposal of deleterious substances into the environment, including but not limited to ambient air, surface water, groundwater, land surface or subsurface strata; including all such laws, orders, rules, regulations, judgments or decrees as they may be amended, varied or modified in the future.

         "ENVIRONMENTAL LIABILITIES" means all obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs (including attorney's fees and expenses) or penalties created by, related to, or arising out of any Environmental Law, whether Accruing before or after the Effective Date, and whether attributable, in whole or in part, to actions, events or conditions existing or occurring before or after the Effective Date.

         "PLUGGING AND ABANDONMENT OBLIGATIONS" means all usual and normal prudent operations for the plugging, abandonment, surface restoration, site clearance, and disposal of related waste materials, including NORM and asbestos, of all oil, gas, injection, water or other wells, sumps, pits, ponds, tanks, impoundments, foundations, pipelines, structures and equipment of any kind or description on the Assets, in compliance with all applicable contractual obligations and applicable rules and regulations of governmental bodies having


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         jurisdiction over the Assets. Plugging and Abandonment Obligations do not include cleanup of polluted lands, air or water other than routine cleanup normally associated with plugging and abandonment (such cleanup obligations which are other than routine being included within the definition of Environmental Liabilities).

         "ACCRUING" or "ACCRUED" means, with respect to any obligation, duty, loss, liability, claim, fine, expense, damage, cost or penalty, the occurring or happening of any event which causes such obligation, duty, loss, liability, claim, fine, expense, damage, cost or penalty to become demandable, requirable, assertible, enforceable, due and owing, or being incurred or occurring, as the case may be.

1.4      CALL ON PRODUCTION:

(a) On Oil - If not already reserved by another party, Seller hereby reserves, at its option, the option to buy any and all oil and other liquid hydrocarbons produced from or attributable to the Assets from the Effective Date to May 1, 2000 at 7:00 a.m.

(b)      Applicable price - The price to be paid shall be:

         (i) Seller's posted market price at the wells for oil or condensate, or if Seller has no posted price at the well prevailing in the field where produced for substance of like grade and gravity. If there are no such posted price, the price to be paid by Seller will be the average price being paid by purchasing companies in the field or locality where the Assets are located for substance of like grade and gravity.

         (ii) Seller shall never be required to pay a price higher than the price allowed by State or Federal statutes or regulations in effect at the time of purchase.

1.5 RETAINED CONTRACTUAL OBLIGATIONS: To the extent binding on Seller, Purchaser and Seller agree that the Assets shall be conveyed subject to the terms and conditions of the contracts, agreements, letter agreements, pooling agreements, easements, rights-of-way and all other agreements or instruments which are listed on Exhibit "E" and the leases described on Exhibit "A" hereto (collectively the "Contracts").

         Upon closing, Purchaser shall expressly assume Seller's obligations under the Contracts insofar as such obligations relate to the Assets and are attributable to the period of time after the Effective Date.

         However, under no circumstance shall Purchaser assume or be responsible for (i) contractual performance or non-performance by Seller due and owing prior to the Effective Date; (ii) underpayments or failure to pay royalties, overriding royalties, and other burdens due by Seller on or under the Assets prior to the Effective Date; or (iii) any accounting or payments due to third parties for hydrocarbon production (or the proceeds from the sale thereof) or transportation or processing attributable to the period of time


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         prior to the Effective Date; all of which shall remain the responsibility of Seller for which Seller shall indemnify and hold harmless Purchaser.

1.6      TITLE:

         Seller will convey all of its rights, title and interest in and to the Assets to Purchaser without warranty of title, express, statutory or implied, EXCEPT that Seller specifically warrants and agrees to defend title to the interests in the Assets as set forth and described on Exhibit "A" hereto, against any and all claims and demands of all persons claiming an interest (including an encumbrance) in the Assets by, through and/or under Seller and/or Spirit (as hereinafter defined) but not otherwise; and with full substitution and subrogation to all rights and actions of warranty against all former owners and vendors.

                                       II.

                                  CONSIDERATION

2.1 PURCHASE PRICE; ALLOCATIONS: Subject to the terms and conditions of this Agreement, Purchaser shall purchase the Assets at Closing for forty-eight million two hundred fifty thousand ($48,250,000.00) ("Purchase Price"), in cash, subject to the adjustments provided in
         Section 2.3 below and other amounts provided elsewhere herein.

2.2      Intentionally omitted.

2.3 ADJUSTED PURCHASE PRICE: The net price which Purchaser shall pay for the Assets ("Adjusted Purchase Price") shall be:

(a)      The Purchase Price as set forth in Section 2.1 above;

(b) Plus the amount of all expenditures made by Seller that are attributable to the Assets for the period between the Effective Date and Closing, including, without limitation, royalties, rentals and similar charges and expenses, including those billed under applicable operating agreements, and all prepaid expenses;

(c) Less the amount of (or Purchaser's good faith estimate of) any expenditures that are attributable to the Assets prior to the Effective Date, which have not been paid for or satisfied by Seller.

(d) Plus the value of all oil in storage at 7:00 a.m. on the Effective Date that is credited to the Assets (value to be the market or contract price in effect as of Effective Date less royalties, other lease burdens and taxes on production) which has not been sold prior to closing. If the Effective Date is subsequent to the date of this instrument, all oil, condensate or liquid hydrocarbons in storage shall be gauged and all gas meter charts


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         shall be replaced at the Effective Date with Purchaser having the right to have a representative present at the Effective Date for Seller-operated interests;

(e) Less the amount of the proceeds received by Seller between the Effective Date and Closing that are attributable to the Assets after the Effective Date, net of any royalties, other lease burdens and any production, severance, sales or windfall profit taxes not reimbursed to Seller by the Purchaser;

(f) Less the amount of (or Seller's good faith estimate of) all proceeds owed by Seller to Purchaser for the oil and other liquid hydrocarbons produced from or attributable to the Assets from the Effective Date to May 1, 2000 at 7:00 a.m.

(g) Less or plus, as applicable, any amounts determined to be a price adjustment pursuant to Article III hereof ("Title Examination");

(h)      Less an amount equal to the value of the Assets, determined pursuant to
         Article III hereof, with respect to which Preferential Purchase Rights have been exercised;

(i) Less or plus any other amounts mutually agreed upon in writing by the parties hereto;

(j) Plus the amount of royalty overpaid to the MMS by Purchaser for production attributable to Seller's interest in the Assets prior to the Effective Date. The parties agree for the limited purpose of this adjustment (subject to the provisions of Section 9.3 below) that this amount is $2,447,124.92.

2.4 PAYMENT OF ADJUSTED PURCHASE PRICE: At Closing, Purchaser shall pay to Seller the Adjusted Purchase Price, by cashier's check or wire transfer of cash in United States Currency, in a manner specified by Seller in writing. Seller shall present to Purchaser at least three business days prior to Closing a proposed closing statement and the parties shall agree on said statement prior to Closing.

2.5      Intentionally omitted.

                                      III.

                                TITLE EXAMINATION

3.1 ACCESS TO TITLE INFORMATION: After the date of this Agreement and until Closing, at Purchaser's request, Seller shall make the records described in Section 1.1(d) available to Purchaser at Seller's office located at 4021-4023 Ambassador Caffery Parkway, Lafayette, Louisiana 70503, or such other place as deemed appropriate by Seller, during normal business hours for examination by Purchaser. Seller shall not be obligated to perform any additional title work, and any additional abstracts and title opinions will not be made current by Seller. NO WARRANTY OR REPRESENTATION OF ANY KIND


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         IS MADE BY SELLER, AS TO THE INFORMATION SO SUPPLIED, AND PURCHASER
         AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT. NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SO SUPPLIED, AND PURCHASER AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT. SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, PURCHASER ASSUMES THE RISK OF ANY TITLE DEFECTS AND/OR CONFLICTING ADVERSE RIGHT(S), TITLE(S) AND/OR INTEREST(S) WHICH A RECORD TITLE CHECK AND/OR PHYSICAL INSPECTION REVEALS OR WOULD HAVE REVEALED.

3.2 TITLE DEFECTS: For the purpose of this Agreement, a "Title Defect" shall mean a material (defined as greater than $10,000) deficiency (other than with respect to a Permitted Encumbrance, as defined below) in one or more of the following respects only:

(a) Seller's title at the Effective Date, as to one or more of the Assets, is subject to an outstanding mortgage, deed of trust, lien or encumbrance or adverse claim that is not listed on Exhibit "F" attached hereto, nor considered a "Permitted Encumbrance," as that term is defined below;

(b) Seller's interest in any of the Assets is more or less than represented on Exhibit "A" hereto;

(c) Seller's rights and interests are subject to being reduced now or in the future by virtue of the exercise by a third party of a reversionary, back-in or similar right not listed on Exhibit "G" attached hereto, nor considered a "Permitted Encumbrance," as that term is defined below;

3.3 PERMITTED ENCUMBRANCES: "Permitted Encumbrances," as that term is used in this Agreement, means:

(a)      liens for taxes not yet delinquent;

(b) lessor's royalties, overriding royalties, reversionary interests and other lease burdens that do not operate, now or in the future, to reduce the net revenue interest of Seller in any of the Assets to less than the amount set forth therefor on Exhibit "A";

(c) Contracts that do not, now or in the future, operate to increase the working interest or decrease the net revenue interest of Seller in any of the Assets from that set forth on Exhibit "A";

(d) rights of way, easements, and other agreements of a similar nature relating to or restricting surface use on, over or in respect of the Assets;


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(e)      preferential rights to purchase which, prior to Closing, have either expired or have been waived by the holders thereof to the extent such rights affect the Assets;

(f) all necessary consents, permissions and approvals by third parties in connection with the sale and transfer of the Assets which have been obtained prior to Closing and those governmental consents customarily generated and received in the ordinary course of business at a post-Closing date;

(g) such Title Defects or other deficiencies or irregularities waived by Purchaser in writing;

(h)      liens released at or prior to Closing;

(i) rights reserved or vested in any governmental subdivision, political entity or public authority to control rights or regulate the Assets in any manner, and all applicable laws, rules and orders of such subdivisions, entities and authorities; and

(j) all matters disclosed in Exhibit "H" hereto which affect the quality or quantity of title.

3.4 NOTICE OF TITLE DEFECT: Upon discovery of a Title Defect, the discovering party shall immediately notify the other party in writing of the nature of the Title Defect and the proposed adjustment in the Purchase Price attributable to such Title Defect.

3.5      REMEDIES FOR TITLE DEFECTS:

(a) Upon timely delivery of notice of a Title Defect either by Purchaser or by Seller of an increase or decrease in interest, Purchaser and Seller shall meet and use their reasonable efforts to agree on the validity of the claim and the amount of any required price adjustment. If the parties cannot agree on the amount of a price adjustment, such amount shall be determined in accordance with the following guidelines:

         (i) If it is determined that a Title Defect exists which results in Seller owning a different interest than that shown on Exhibit "A" and Seller has elected not to attempt to cure such Title Defect, then Seller shall reduce or increase the Purchase Price, as appropriate. Purchaser must accept or reject this adjusted Purchase Price within twenty-four (24) hours from receipt of written notice thereof. If rejected by Purchaser, this Agreement shall terminate.

         (ii) Seller may elect to cure any or all Title Defects; provided, however, if Seller elects to cure a Title Defect, but has not been able to do so by the Closing Date, the Parties shall proceed with the Closing, with the Defect Value being an adjustment to the Purchase Price.


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         (iii)    If a Title Defect is a lien, encumbrance or other charge which is liquidated in amount, and provided that Purchaser approves same, Seller can reserve the option to retain the obligation of this Title Defect and to challenge the validity of any such Title Defect or any portion thereof and to hold Purchaser harmless with regard thereto. Purchaser agrees to cooperate with Seller in such efforts at no risk or expense to Purchaser.

(b) Notwithstanding anything to the contrary hereinabove, the Purchase Price will be adjusted only if the net amount of all adjustments in favor of Purchaser or Seller, taken together, exceeds five percent (5%) of the Purchase Price. In the event the net amount of the purchase price adjustments exceeds twenty percent (20%) of the total Purchase Price, then either Seller or Purchaser may, upon written notice to the other party, terminate this Agreement, and the same shall be of no further force and effect.

(c) If a Title Defect is a Section 3.2 (a)-(c) Title Defect which increases or decreases Seller's interest in the Assets, and Seller does not elect to or does not cure the Title Defect, the Purchase Price shall be adjusted up or down by the Defect Value of the Title Defect.

(d) If Seller contests the existence of a Title Defect or Purchaser's good faith estimate of the Defect Value of the Title Defect or if Purchaser contests Seller's cure, the Parties shall meet and use their best efforts to agree on the validity, cure and/or value of the Title Defect. If the Parties cannot agree on the validity, cure and/or value of a Title Defect, and neither Party elects to waive its claim, the dispute shall be submitted to arbitration in accordance with the arbitration procedures set forth in EXHIBIT "I".

(e) For purposes hereof, the term "Defect Value shall mean (i) with respect to a claim of Title Defect is made pursuant to Section 3.2 (a) for a matter not covered by Sections 3.2 (b) or (c), the value of the defect for a defect that is a liquidated or certain amount shall be such liquidated or certain amount, and as to unliquidated or uncertain amounts it shall be an amount necessary to compensate Purchaser for the adverse economic effect of such Title Defect on the value of the property(ies) affected, taking into consideration all relevant factors, including the practical and legal effect of the Title Defect.

(f) If Purchaser is entitled to receive an adjustment for a Title Defect, as provided in this Agreement, Seller shall have the right, but not the obligation, to attempt to cure the Title Defect and cancel the reduction in the Purchase Price. If Seller chooses to cure the Title Defect, but has not done so by Closing, Seller shall have the right to postpone Closing for a period not to exceed twenty (20) business days from the original Closing Date.

3.6 PREFERENTIAL PURCHASE RIGHTS: With respect to each preferential purchase right covering the Leasehold Property, Seller shall send to the holder of such right a notice offering to sell to such holder, in accordance with the contractual provisions applicable to such right, those Assets covered by such right on substantially the same terms hereof, subject to


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         adjustments in the same manner as the Purchase Price is adjusted pursuant to Section 3.5 of this Agreement. Preferential purchase rights shall not be considered Title Defects hereunder provided such are waived or exercised prior to Closing.

         If, prior to Closing, any holder of a preferential purchase right notifies Seller that it intends to consummate the purchase of the Assets to which its preferential purchase right applies, then those Assets shall be excluded from the Assets to be conveyed to Purchaser, and the Purchase Price shall be reduced as set forth in Section 3.5.


                                       IV.

                             ENVIRONMENTAL CONDITION

4.1 NO ADMISSION AGAINST INTEREST: Nothing contained in this Article IV, or elsewhere in this Agreement, shall be construed to be an admission against interest as to Seller or Purchaser. Seller and Purchaser have not included environmental liability related provisions herein due to any perceived liability and specifically disclaim the existence of any such liability to third parties (including governmental entities) based on contract, tort, statute or otherwise.

4.2 PHYSICAL CONDITION OF THE ASSETS: The Assets have been used for oil and gas drilling and production operations, related oil field operations, and possibly, for the storage and disposal of waste materials or hazardous substances. Physical changes in or under the Leasehold Properties or adjacent lands may have occurred as a result of such uses. The Assets also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller nor readily apparent by a physical inspection of the property. Purchaser understands that Seller does not have the requisite information with which to determine the exact nature or condition of the Assets nor the effect any such use has had on the physical condition of the Assets. Pursuant to the Safe Water Drinking and Toxic Enforcement Act of 1986, Purchaser is hereby notified and assumes the risk that detectable amounts of chemicals known to cause cancer, birth defects and other reproductive harm may be found in, on or around the Assets. In addition, Purchaser acknowledges that some oil field production equipment may contain asbestos and/or naturally-occurring radioactive material (NORM). In this regard, Purchaser expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on or under the Assets. Purchaser also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets where it may be found, and that Purchaser assumes all liability and responsibility for such activities when and if performed.


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4.3      ENDANGERED SPECIES, CRITICAL HABITAT, WETLANDS, GEOLOGIC HAZARDS AND
         FLOODING: "Endangered Species" as used herein shall have the same meaning as "endangered species" is defined pursuant to 16 U.S.C. 1532(6) or the laws of the state in which the Leasehold Property is located; as "threatened species" is defined pursuant to 16 U.S.C. 1533(30) or the laws of the state in which the Leasehold Property is located; and/or, as a candidate species for such listing under federal or state law. "Critical Habitat" as used herein shall have the meaning as defined pursuant to 16 U.S.C. 1532(5). "Wetland" as used herein shall have the meaning as defined in 40 Code of Federal Regulations ss.230.3(a), or under the laws of the state in which the Leasehold Property is located. "Geologic Hazards" as used herein shall include seismic hazard and any earth slides or other earth movement. "Flooding" as used herein shall include the risks associated with a flood plain, flood way or restriction zone and/or any diminution in the value of the Leasehold Property or restriction of its use by reason of the risk of water entering or remaining thereon. WITHOUT IN ANY WAY LIMITING ANY OTHER DISCLAIMERS OF WARRANTY HEREIN AND NOTWITHSTANDING ANY DISCLOSURES MADE BY SELLER TO PURCHASER, SELLER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS OF THE DATE OF THIS AGREEMENT AND/OR AS OF THE CLOSING OF THE COMPLETENESS OF ANY SUCH DISCLOSURE OR THAT THE PROPERTY IS FREE FROM ANY ENDANGERED SPECIES OR THAT ALL OR ANY PART OF THE PROPERTY IS NOT A CRITICAL HABITAT OR A WETLAND, OR THAT ANY PART OF THE ASSETS DOES NOT INCLUDE A GEOLOGIC HAZARD, OR THAT ANY PART OF THE PROPERTY IS NOT SUBJECT TO FLOODING. Notwithstanding any knowledge that could be imputed to Seller, Purchaser has the obligation to ascertain the presence of and extent of any Endangered Species, Critical Habitat, Wetland, Geologic Hazards and the risk of Flooding on the Property.

4.4 ENVIRONMENTAL ASSESSMENT DURING EXAMINATION PERIOD: Purchaser has had at least thirty (30) days to make its environmental assessment ("Examination Period"). Purchaser and its agents shall have the right to enter upon the Assets and all buildings and improvements thereon, inspect the same, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations and studies as may be necessary or appropriate for the preparation of appropriate engineering and other reports, and evaluations relating to the Assets, their condition, and the presence of waste or contaminants. If such an assessment was performed, Purchaser agrees to immediately provide to Seller a copy of the environmental assessment, including any reports, data and conclusions upon which it is based.

4.5 WITHDRAWAL BY PURCHASER DUE TO ENVIRONMENTAL PROBLEMS: If, during the Examination Period, Purchaser, in its sole discretion, determines that hazardous waste materials located on the Assets may create substantial problems for Purchaser or users of the Assets and the reasonable remediation and/or clean up costs which are asserted and currently required by a governmental entity, having jurisdiction over the affective property(ies), pursuant to applicable law exceeds 5% of the Purchase Price, then, by so notifying Seller in writing within the Examination Period, Purchaser may, if Seller in its

Purchase and Sale Agreement
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         sole discretion elects not to indemnify Purchaser against any loss, terminate this Agreement, upon which termination of this Agreement shall be null and void, and Purchaser shall have no further obligation or liability of any kind hereunder or with respect hereto. Failure of Purchaser to so notify Seller within the Examination Period shall be deemed a waiver of any right to terminate the Agreement relating to any environmental problems. If Seller contests the existence of an environmental problem or the amount of reasonable remediation and/or clean-up costs (which shall mean only the cost to remedy such Environmental Liability using the most cost effective methods and manner to satisfy applicable Environmental Laws, and which are consistent with the continued use of the affected Assets in the same capacity and for the same purposes as they were being used on the Effective Dates) and the parties are unable to reach mutual agreement, then if after Seller notifies Purchaser that it does not concur with the existence of a required remediation or cleanup or with respect to Purchaser's determination of the estimated remediation and/or clean-up costs, Purchaser may still elect to terminate this Agreement and request a determination of the value of the required remediation and/or clean-up costs by the following procedure: the Parties will submit the issue to arbitration in accordance with the arbitration procedures set forth in EXHIBIT "I". If the arbitrators determine that the required remediation and/or clean-up costs are equal to or less than 5% of the Purchase Price, Purchaser will pay the arbitration costs. If the arbitrators find that the required remediation and/or clean-up costs do exceed 5% of the Purchase Price, Seller will pay the arbitration costs. If Purchaser does not elect to terminate this Agreement in a written notice to Seller prior to the commencement of arbitration in connection with this Section, then Purchaser shall be deemed to have waived its right to terminate this Agreement under this Section unless and until the arbitors determine that the required remediation and/or clean-up costs do exceed 5% of the Purchase Price, and if such arbitors determine that the required remediation and/or clean-up costs are equal to or less than 5% of the Purchase Price, then Purchaser shall pay all arbitration costs an proceed toward Closing, subject to the other terms and conditions of this Agreement. Notwithstanding anything stated herein to the contrary, if Purchaser elects to pursue arbitration under this Section, then at any time prior to a determination by the arbitors, Seller has the right, upon written notice to Purchaser, to elect to terminate this Agreement (and this Agreement shall thereafter be null and void) and the parties will be responsible for their own respective fees or other costs regarding arbitration incurred them.

4.6 CONDITIONAL ACCESS TO ASSETS: Purchaser is hereby granted access to the Assets to conduct its environmental assessment upon the following conditions:

(a) The environmental assessment shall be conducted at Purchaser's sole risk and expense, and Purchaser waives and releases all claims against Seller, its directors, officers, employees and agents and parent or subsidiary companies for injury to, or death of, persons or damage to property arising in any way from the exercise of rights granted to Purchaser hereby. REGARDLESS OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, PREMISES LIABILITY, BREACH OF

Purchase and Sale Agreement
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         CONTRACT OR OTHER FAULT OR RESPONSIBILITY OF SELLER OR ANY OTHER PERSON
         OR PARTY.

(b) Purchaser RELEASES AND AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS Seller, its directors, officers, employees, agents and Affiliates against all claims for injury to, or death of, persons or damage to property arising in any way from the exercise of access rights granted to Purchaser for environmental due diligence or due diligence for any other purpose. Purchaser shall indemnify Seller, its directors, officers, employees, agents and Affiliates against and hold each and all of said indemnitees harmless from any and all loss, cost, damage, expense or liability, including attorney's fees, arising out of (i) any and all third party statutory or common-law liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Purchaser may conduct with respect to the Assets; and (ii) any injury to or death of persons or damage to property occurring in, on or about the Assets as the result of Purchaser's due diligence activities REGARDLESS OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, PREMISES LIABILITY, BREACH OF CONTRACT, OR OTHER FAULT OR RESPONSIBILITY OF SELLER OR ANY OTHER PARTY OR PERSON (except for any such injuries or damages caused solely by the gross negligence or willful misconduct of any said indemnitees). The foregoing obligation of indemnity shall survive Closing or termination of this Agreement without Closing.

4.7 "AS IS, WHERE IS" PURCHASE: In the event Purchaser does not elect to terminate this Agreement as above provided, then Purchaser shall acquire the Assets in their "AS IS, WHERE IS, WITH ALL FAULTS" condition and shall assume the risks that the Assets may contain waste materials, contaminants or hazardous substances, that adverse physical conditions, including, but not limited to, the presence of waste materials, contaminants or hazardous substances or the presence of unknown abandoned oil and gas wells, water wells, pits, sumps and pipelines may not have been revealed by Purchaser's investigation, including, but not limited to, any and all Environmental Liabilities and other Assumed Liabilities. Except as otherwise set forth herein, on and after the Effective Date, all responsibility and liability related to all such adverse environmental conditions, whether known or unknown, shall be transferred to and borne solely by Purchaser.

4.8      ASSUMPTION AND INDEMNIFICATION OF ENVIRONMENTAL RISK AND ENVIRONMENTAL
         LIABILITIES: Except as otherwise set forth herein, Purchaser, subject to the terms of this Agreement, shall assume full responsibility for, and agrees to comply with and perform all environmentally-related duties and obligations of Seller and TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES AND AFFILIATED OR PARENT COMPANIES (WHICH ADDITIONAL PARTIES ARE HEREINAFTER COLLECTIVELY REFERRED TO AS "SELLER'S AGENTS"), from and against all losses, liabilities, causes of action, damages, liens, penalties, fines, settlements, judgments, expenses, attorney's fees, court costs and claims (hereinafter

Purchase and Sale Agreement
Page No. 15

         referred to collectively as "claims") caused by or arising out of any rule, order, permit, statute, or regulation of a governmental authority applicable to any waste material, contaminant or hazardous substance on or included with the Assets or the presence, disposal, release or threatened release of any waste material, contaminant or hazardous substance from the Assets into the atmosphere or into or upon land or any water course or body of water, including ground water, whether or not such claims are attributable to Seller's activities or the activities of third parties, whether or not Seller or the Seller's Agents were or are aware of such activities and whether or not such claims arose prior to, during or after the period of Seller's ownership of the Assets, including, but not limited to, any and all Environmental Liabilities. This indemnification and assumption of responsibility shall also apply to liability for voluntary environmental response actions undertaken pursuant to the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) or any other federal, state or local law, regulation or order. THE ASSUMPTION AND INDEMNIFICATION OF ALL ENVIRONMENTAL LIABILITIES BY PURCHASER, UNDER SECTION IV SHALL APPLY REGARDLESS OF WHETHER SUCH LIABILITIES ARE KNOWN OR UNKNOWN, RELATE TO ACTIONS, EVENTS OR CONDITIONS EXISTING OR OCCURRING PRIOR TO OR AFTER THE EFFECTIVE DATE, AND REGARDLESS OF WHETHER ATTRIBUTABLE (IN WHOLE OR IN PART) TO THE ACTIONS, SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, PRODUCTS LIABILITY, ENVIRONMENTAL LIABILITY, OR OTHER FAULT, LIABILITY OR RESPONSIBILITY OF SELLER, THE SELLER'S AGENTS OR ANY OTHER PERSON OR PARTY, AND REGARDLESS OF WHETHER ASSERTED UNDER ANY THEORY OF LIABILITY; PROVIDED, HOWEVER, THAT THIS ASSUMPTION AND INDEMNIFICATION BY PURCHASER SHALL NOT COVER OR INCLUDE CLAIMS OR LIABILITIES DIRECTLY RELATING TO THOSE HAZARDOUS MATERIALS WHICH HAVE BEEN TRANSPORTED FOR DISPOSAL PRIOR TO THE EFFECTIVE DATE BY SELLER OFF OF THE ASSETS TO PROPERTIES OWNED BY SELLER AND/OR THIRD PARTIES (INSOFAR AS SUCH HAZARDOUS MATERIALS ARE REGULATED BY GOVERNMENTAL AGENCIES UNDER CURRENT, APPLICABLE ENVIRONMENTAL LAWS) AND SELLER RETAINS SUCH LIABILITY AND SHALL INDEMNIFY PURCHASER FOR SAME.

4.9 EXCLUSIVE REMEDY. The indemnities provided in this Article IV and elsewhere in this Agreement set forth the exclusive remedy of the parties with respect to the claims, liabilities and obligations covered thereby.

                                       V.

5.1 CASUALTY LOSS: The risk of casualty loss relating to the Assets shall pass from Seller to Purchaser as of the Effective Date, and Purchaser shall assume all risk of any change in condition of the Assets from and after the Effective Date, REGARDLESS OF THE

Purchase and Sale Agreement
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         SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF
         CONTRACT OR OTHER FAULT OR RESPONSIBILITY OF SELLER OR ANY OTHER PARTY OR PERSON, except to the extent any change in condition is directly caused by the gross negligence or willful misconduct of Seller.

                                       VI.

                                 REPRESENTATIONS

6.1 PURCHASER'S REPRESENTATIONS: Purchaser represents and warrants to Seller as of the Effective Date and Closing as follows:

(a) EXISTENCE: Purchaser is duly organized, validly existing, and in good standing under the corporation laws of the jurisdiction of its organization and is duly qualified at Closing to carry on business in the state(s) where the Assets are located.

(b) AUTHORIZATION: Purchaser has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered on behalf of Purchaser, and at Closing all documents and instruments required hereunder to be executed and delivered by Purchaser shall have been fully executed and delivered.

(c) BROKERS: Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect to the matters provided for in this Agreement which will be the responsibility of Seller; and any such obligation or liability that may exist shall be the sole obligation of the creating party.

(d) ENFORCEABILITY: This Agreement constitutes, and the documents and instruments to be executed pursuant hereto will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and by general equitable principles.

(e) FURTHER DISTRIBUTION: Purchaser is acquiring the Assets for its own account and not with the intent of making a public distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(f) FEDERAL LEASES: If the Assets include any federal leases, Purchaser is qualified to own such federal leases or will be so qualified at Closing, and, if Purchaser intends to operate such assets, Purchaser is qualified to operate such federal lease or will be so qualified at Closing.


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Purchase and Sale Agreement
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6.2      SELLER'S REPRESENTATIONS: Seller represents and warrants to Purchaser as follows as of the Effective Date and the Closing:

(a) EXISTENCE: Seller is duly organized, validly existing, and in good standing under the corporation laws of the jurisdiction of its organization and is duly qualified at to carry on business in the state(s) where the Assets are located.

(b) AUTHORIZATION: Seller has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered on behalf of Seller, and at Closing all documents and instruments required hereunder to be executed and delivered by Seller shall have been fully executed and delivered.

(c) BROKERS: Seller has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect to the matters provided for in this Agreement which will be the responsibility of Purchaser; and any such obligation or liability that may exist shall be the sole obligation of the creating party.

(d) ENFORCEABILITY: This Agreement constitutes, and the documents and instruments to be executed pursuant hereto will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and by general equitable principles.

(e) NO VIOLATIONS: The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated hereby, will not violate (i) any material agreement or instrument to which Seller is a party or by which Seller or the Assets is bound, (ii) any judgment, order, ruling or decree applicable to Seller or the Assets, (iii) any law, rule or regulation applicable to Seller or the Assets or (iv) any of the organizational documents of Seller.

(f) NO CONSENTS: The execution, delivery and performance of this Agreement by Seller does not require the consent, approval, authorization, order or other action of, nor any filing with, any third party.

(g) PREFERENTIAL PURCHASE RIGHTS AND CONSENTS TO ASSIGNMENT: To the best of Seller's knowledge, the Assets are not subject to any agreements containing preferential purchase rights or consent to assignment provisions that must be complied with prior to the assignment of the Assets to Purchaser.

Purchase and Sale Agreement
Page No. 18

(h) LITIGATION: Excluding any ongoing MMS audits, and except as set forth on Exhibit "J" is neither any claim, suit, action, or other proceeding pending before any court or governmental agency nor, to Seller's knowledge, any claim, dispute, suit, action, investigation or other proceeding threatened against the Assets or against Seller or any Affiliate of Seller relating to the Assets.

(i) TAXES: To Seller's knowledge, all ad valorem, property, production, excise, severance, windfall profit and similar taxes and assessments payable with respect to the Assets and based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom have been and will be timely paid in all respects.

(j) LEASES: To Seller's knowledge, (i) Seller is not in material default under any of the terms and provisions of any of the leases or under any agreement to which the same are subject; and (ii) all royalties, rentals, and other payments due thereunder by Seller have been timely and properly paid in full on or before the due dates thereof.

(k) MARKETING: Except as provided in Section 1.4 above and as set forth on Exhibit "K", no amount of Seller's hydrocarbons produced from the Assets and marketed by others is subject to a sales or processing contract (except for contracts terminable without penalty by Seller on not more than 30 days' notice), and no person has any call upon, option to purchase or similar rights under any agreement with respect to the Assets or to the production therefrom. Seller has not in any respect collected, nor will Seller in any respect collect, any proceeds from the Assets that are subject to refund by Purchaser. Seller has not been nor will Seller be obligated by virtue of any prepayment made under any gas transportation, production sales contract or any other contract containing a "take or pay" clause, or under any gas balancing, deferred production or similar arrangement to deliver oil, gas or other minerals produced from or allocated to any of the Assets at some future time without receiving full payment therefor at the time of delivery.

(l)      CONTRACT RIGHTS: To Seller's knowledge, with respect to the Contracts:
         (i) all Contracts are identified on Exhibit "E" which have not previously expired or been terminated by mutual agreement and all such Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and by general equitable principles; (ii) Seller is not in material breach or default with respect to any of its obligations under any Contract; and (iii) neither Seller nor any other party to any Contract has given or threatened to give notice of any action to terminate, cancel, rescind, or procure a judicial reformation of any Contract or any provision thereof.

6.3 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES: Except as otherwise set forth herein, including but not limited to the warranties set forth in
         Section 1.6, THE ASSETS ARE SOLD "AS IS," "WHERE IS" AND "WITH ALL FAULTS AS TO ALL MATTERS,"


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Purchase and Sale Agreement
Page No. 19

         AND SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (a) THE CONDITIONS OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), (b) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (c) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLER (INCLUDING WITHOUT LIMITATION, IN RESPECT OF GEOLOGICAL AND ENGINEERING DATA, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING), (d) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS, AND (e) THE FAILURE OF ANY COMPUTER, ELECTRONICS, SOFTWARE, OR COMPONENTS TO BE FREE OF ANY BUGS OR ERRORS, INCLUDING, BUT NOT LIMITED TO, ANY DEFICIENCIES RELATING TO THE INABILITY TO PROPERLY FUNCTION BEYOND DECEMBER 31, 1999.


                                      VII.

                              CONDITIONS OF CLOSING

Purchaser's and Seller's obligations to consummate the transactions provided for herein are subject to the satisfaction or waiver by the other party of the following conditions:

7.1 REPRESENTATIONS: The representations of Purchaser and Seller contained in Article VI hereof shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

7.2 PERFORMANCE: Both Purchaser and Seller shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by them at or prior to Closing.

7.3 PENDING MATTERS: No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from Purchaser or Seller in connection with the Assets, or seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.


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Purchase and Sale Agreement
Page No. 20

7.4 HART-SCOTT-RODINO ACT: If either party is of the opinion that the transaction described in this instrument falls within the purview of the Hart-Scott-Rodino ("HSR Act"), Purchaser shall prepare and submit in a timely manner, any necessary filings for Purchaser in connection with the transactions contemplated by this Agreement under the HSR Act and the rules and regulations thereunder. Purchaser shall request expedited treatment of such filing by the Federal Trade Commission, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall furnish to Seller copies of all filings made under the HSR Act at the same time they are filed with the government.

7.5      GOVERNMENTAL BONDS: Purchaser shall have delivered to Seller either:
         (i) copies of any bonds covering the Assets required under any laws, rules or regulations of any federal, state or local governmental agency having jurisdiction over the Assets issued by corporate sureties satisfactory to Seller; or (ii) a commitment by a surety company, satisfactory to Seller, to issue such bonds upon Closing, and (iii) copies of all other necessary or appropriate consents, permits, insurance, approvals, authorizations and similar items required of Purchaser to purchase, receive, own, and operate the Assets as of the Closing and to otherwise transact business in the applicable jurisdiction(s).

7.6 CONSENTS AND WAIVERS: All necessary consents, permissions and approvals by third parties in connection with the sale and transfer of the Assets shall have been received prior to Closing, except those governmental consents customarily generated and received in the ordinary course of business at a post-Closing date.

7.7 PLUGGING AND ABANDONMENT: The parties hereto recognize that the United States Department of Interior, Minerals Management Service ("MMS") shall require Purchaser to post supplemental bonds specific to the plugging and abandonment and restoration of the Leasehold Property (the "P&A Bonds"). In the event (i) Purchaser qualifies with the MMS as a company exempt from this type of supplemental bonding requirement and
         (ii) as a result of such qualification, the MMS releases in favor of Purchaser the P&A Bonds, Purchaser shall immediately provide to Seller a bond in an amount equal to the lessor of (i) an amount sufficient to cover the costs (limited to Seller's interest, being 80%), at the time, to plug and abandon and restore the Leasehold Property to the extent and only the extent such Leasehold Property includes those wells and platforms, which were in existence before the date that the Regional Director of the MMS approves the assignment of leasehold interest from Seller in favor of Purchaser (the "Assignment"); or (ii) an amount equal to the amount of the P&A Bonds, as required by the MMS to approve the Assignment.


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Purchase and Sale Agreement
Page No. 21

                                      VIII.

                                     CLOSING

8.1 CLOSING ITEMS: At Closing, as defined in Section 1.2 hereof, the following shall occur, unless postponed pursuant to Section 3.5(g) hereof:

(a) Seller shall execute, acknowledge and deliver Assignments of Oil and Gas Lease and a Bill of Sale substantially in the form and substance of Exhibit "L" attached hereto, covering all of the Assets to be sold pursuant hereto and the Indemnity Agreement substantially in the form and substance of Exhibit "L-1" attached hereto ("Indemnity Agreement").

(b) Purchaser shall deliver to Seller either by cashier's check or wire transfer of cash as specified by Seller the remaining balance of the total Purchase Price as adjusted hereunder.

(c) Purchaser shall provide Seller with executed change of operator forms on all wells (active or inactive) operated by Seller, as required by the Minerals Management Service to effect a change of operator for the properties being sold. Seller shall execute same at Closing, and promptly thereafter, file said forms with the Minerals Management Service.

(d) Seller shall provide Purchaser with executed non-foreign affidavits, and such other instruments and documents as may be reasonably requested by Seller.

(e) Seller shall (subject to the terms of applicable operating agreements and other provisions hereof) deliver to Purchaser exclusive possession of the Assets, effective as of the Effective Date.

(f) Upon Purchaser's request, Seller shall, at or as promptly as reasonably possible after Closing, provide Purchaser, at Purchaser's expense, with copies of the Records. All information and data shall be furnished as a matter of convenience only to Purchaser and Purchaser's reliance on same shall be at Purchaser's sole risk.

(g) Seller shall deliver letters in lieu of transfer orders directing all purchasers of production to pay Purchaser the proceeds of production produced from the Assets from and after the Effective Date, to the extent that such purchasers of production have not already paid the same to Seller.

(h) Seller and Purchaser will execute all documentation necessary to reflect the termination of agreements between the parties relating to the Assets described on Exhibit "M". Copies of such instruments shall be in substantially the form and substance of Exhibit "M-1" attached hereto.


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Purchase and Sale Agreement
Page No. 22

Immediately after Closing, Purchaser shall notify all pertinent operators, non-operators, oil or gas purchasers, governmental agencies and royalty owners that it has purchased the Assets.

8.2 ADDITIONAL CLOSING ITEMS: Contemporaneously with the Closing of the transactions contemplated hereby, and for the same stated consideration, Seller will (i) cause Spirit Energy Management, L.L.C. and Spirit 76 Development, L.P. (collectively "Spirit") to convey to Purchaser all of their rights in the Assets, being all rights in the Assets created by that certain deed entitled "Conveyance of Overriding Royalty Interest", executed by Seller in favor of Spirit and (ii) execute and cause Spirit and Concord Investors LLC to execute a waiver in connection therewith. Such conveyance and waiver to be in the form attached hereto as Exhibit "N-1". At Closing, Seller shall provide to Purchaser a legal opinion in a form similar to that attached hereto as Exhibit "N" upon which Purchaser may rely in connection with these matters.

         Contemporaneously with the Closing, Seller will also cause Unocal Pipeline Company to convey in favor EPL Pipeline, L.L.C. the pipeline, rights-of-way, surface lease and equipment, as further identified in the Pipeline Purchase Agreement to be entered into by said parties, a copy of which is attached hereto and made a part hereof as Exhibit "O".

                                       IX.

                             CONTINUING OBLIGATIONS

9.1 FINAL ACCOUNTING: Within 120 days after Closing, Seller shall provide Buyer with a statement of accounting ("Final Accounting"). Buyer shall have the right to cause its accountant, in consultation with Seller's accountant, to review the Final Accounting within an additional sixty
         (60) days following Seller's delivery of such notice. If Buyer's accountant and Seller's accountant are unable to agree upon the Final Accounting within an additional sixty (60) days following completion of Buyer's review thereof, then the two respective accountants jointly shall select, within such sixty (60) day period, an independent accounting firm of national reputation that shall determine the Final Accounting as soon as reasonably possible, but in no event later than 210 days after Closing. The determination by such independent accounting firm shall be conclusive. The expense of such independent accounting firm shall be borne by Seller and Buyer, in equal proportions. The Final Accounting, including a determination by an accounting firm, shall not limit the parties' rights and obligations pursuant to Section 9.3 below.

9.2      RECEIPTS AND CREDITS: Except as otherwise provided in this Agreement,

(a) All monies, proceeds, receipts, credits and income attributable to the Assets for all periods of time on and after the Effective Date shall be the sole property and entitlement of the Purchaser, and to the extent received by Seller, Seller shall fully disclose, account for and transmit same to Purchaser promptly.


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(b)      All monies, proceeds, receipts and income attributable to the Assets for all periods of time prior to the Effective Date shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and transmit same to Seller promptly.

(c) All costs, expenses, disbursements, obligations and liabilities attributable to the Assets for periods of time prior to the Effective Date, regardless of when due or payable shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same.

(d) All costs, expenses, disbursements, obligations and liabilities attributable to the Assets for periods of time on and after the Effective Date, regardless of when due or payable, shall be the sole obligation of Purchaser, and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

9.3      UNDERPAYMENT OR FAILURE TO PAY ROYALTY

         Notwithstanding the adjustment to the Purchase Price contained in
         Section 2.3(j) or the Final Accounting (including a determination by an accounting firm), the obligation of Seller to indemnify and hold harmless Purchaser from any claims or damages arising out of or related to Seller's underpayment or failure to pay royalties shall survive the Final Accounting and any determination by an accounting firm pursuant thereto.


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9.4      INDEMNITIES:

(a) Purchaser agrees to indemnify, defend and hold harmless Seller, its officers, directors, employees, agents, representatives and affiliated or parent companies (which additional parties are hereinafter collectively referred to as "Seller Agents") from and against any and all losses, liabilities, causes of action, damages, liens, penalties, fines, settlements, judgments, expenses, attorney's fees, court costs and claims (hereinafter referred to collectively as "claims") arising
         (i) from the breach of this Agreement by Purchaser, (ii) from the Assumed Liabilities, or (iii) on or after the Effective Date, in any way connected with, attributable to, or resulting from Purchaser's ownership or operation of, or activities on the Assets, including, but not limited to, claims for damage to property or injury or death to persons, claims for breach of duties and obligations arising under or by virtue of any lease, contract, agreement, permit, applicable statute or rule. Purchaser's obligations to indemnify, defend and hold harmless, as set forth above, shall also specifically extend to all such claims REGARDLESS OF WHETHER ATTRIBUTABLE, IN WHOLE OR IN PART TO, CLAIMS WHICH ARE KNOWN OR UNKNOWN, CLAIMS ARISING FROM THE SOLE, JOINT, CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, ENVIRONMENTAL LIABILITY, PRODUCTS LIABILITY, OR OTHER FAULT OR RESPONSIBILITY OF SELLER, ITS SELLER AGENTS OR ANY OTHER PARTY OR PERSON, AND REGARDLESS WHETHER OR NOT SUCH CLAIMS AROSE PRIOR TO THE EFFECTIVE DATE OR RELATE TO CONDITIONS THAT EXISTED PRIOR TO THE EFFECTIVE DATE. In addition, and without limiting the generality of the foregoing, Purchaser shall be solely liable and responsible for the proper plugging and abandoning of all wells now located on or hereafter drilled on the Assets, and any surface restoration or environmental clean-up associated therewith, and shall indemnify, defend and hold harmless Seller and its agents from and against all claims relating to same.

(b) Except as otherwise set forth herein and except for the Assumed Liabilities of Purchaser, Seller agrees to indemnify, defend and hold harmless, Purchaser and its agents, officers, from and against any and all claims arising from the breach of this Agreement by Seller and/or any obligations or liabilities retained by Seller hereinafter. Seller's obligations to indemnify, defend and hold harmless, as set forth above, shall also specifically extend to all such claims REGARDLESS OF WHETHER ATTRIBUTABLE, IN WHOLE OR IN PART TO, CLAIMS WHICH ARE KNOWN OR UNKNOWN, CLAIMS ARISING FROM THE SOLE, JOINT, CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, ENVIRONMENTAL LIABILITY, PRODUCTS LIABILITY, OR OTHER FAULT OR RESPONSIBILITY OF PURCHASER, ITS
         PURCHASER AGENTS OR ANY OTHER PARTY OR PERSON.

(c) Nothing in this section shall reduce or diminish the specific indemnity and assumption of liability and responsibility by Purchaser with regard to environmental risks set forth


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Purchase and Sale Agreement
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         hereinabove in Article IV or the specific indemnity and assumption of liability and responsibility of Seller as set forth in Indemnity Agreement to be executed by Seller at Closing.

(d) Any claim for indemnity under any provision of this Agreement, including Sections 4.8 and 9.4, shall be made by written notice from the party seeking indemnification (the "Indemnified Party") to the party required to provide same (the "Indemnifying Party"), together with a written description of any third party claim against the Indemnified Party, stating the nature and basis of such claim and, if ascertainable, the amount thereof. The Indemnifying Party shall have a period of thirty (30) days after receipt of such notice within which to respond thereto or, in the case of a third party claim which requires a shorter time for response, then within such shorter period as specified by the Indemnified Party in such notice (the "Notice Period"). If the Indemnifying Party denies liability or fails to respond to the notice within the Notice Period, the Indemnified Party may defend or compromise the claim as it deems appropriate without prejudice to any of the Indemnified Party's rights hereunder, with no further obligation to inform the Indemnifying Party of the status of the claim and no right of the Indemnifying Party to approve or disapprove any action, taken in connection therewith by the Indemnified Party. If the Indemnifying Party accepts liability, it shall so notify the Indemnified Party within the Notice Period and elect either: (i) to undertake the defense or compromise of such third party claim with counsel selected by the Indemnifying Party and reasonably approved by the Indemnified Party, or (ii) to instruct the Indemnified Party to defend or compromise such claim. If the Indemnifying Party undertakes the defense or compromise of such third party claim, the Indemnified Party shall be entitled, at its own expense, to participate in such defense. No compromise or settlement of any third party claim shall be made without reasonable notice to the Indemnified Party and, unless such compromise or settlement includes a general release of the Indemnified Party in respect of the matter with no admission of liability on the part of the Indemnified Party and non constraints on the future conduct of its business, without the prior written approval of the Indemnified Party.

9.5 FURTHER ASSURANCES: After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.

9.6 RECORDING: Purchaser shall immediately file for all requisite approvals of the appropriate federal governmental agencies to the Assignment(s) of the Assets. The Assignment(s) of federal oil and gas leases shall be filed in the appropriate governmental offices in compliance with the applicable rules of such governmental agencies. Purchaser shall supply Seller with a true and accurate photocopy of all the recorded and filed Assignment(s) within a reasonable period of time after their recording and filing.


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9.7      CONFIDENTIALITY AND PUBLICITY: In the event Closing does not occur for any reason except as required by law and with prior notice to Seller, Purchaser and its officers, directors, employees, agents and representatives will hold in strict confidence all data and information obtained from Seller in connection with the Assets, whether before or after execution of this Agreement, except any data or information which:

(a) at the time of the disclosure to Purchaser by Seller is in the public domain;

(b) after disclosure to Purchaser by Seller becomes part of the public domain by publication or otherwise, except by breach of this provision by Purchaser;

(c) Purchaser can establish by competent proof was rightfully in its possession at the time of disclosure to Purchaser by Seller;

(d) Purchaser rightfully received from third parties free of any obligations of confidence; or,

(e) is developed independently by Purchaser, provided the person or persons alleged to have independently developed the information shall not have any access to data or information obtained from Seller in connection with the transactions contemplated by this Agreement.

If this Agreement is terminated for any reason, Purchaser shall return to Seller all copies of confidential information, as requested by Seller, in the possession of Purchaser obtained from Seller or pursuant to any provision of this Agreement, which information is at the time of termination required to be held in confidence pursuant to this section.

9.8 PRESERVATION OF BOOKS AND RECORDS: For a period of six (6) years after Closing, Seller will retain the books, records and files pertaining to the Assets and will make such books, records and files available to Purchaser upon reasonable notice at Seller's headquarters (or at such other location in the United States as Seller may designate in writing to Purchaser) at reasonable times and during regular office hours.

9.9 THIRD-PARTY CONSENTS Certain of the transfers contemplated by this Agreement are subject to various forms of third-party consents, which are identified on Exhibit "P" ("Consents"). Seller and Purchaser shall cooperate and shall promptly take such action as may be required to obtain all necessary Consents prior to Closing. Seller and Purchaser agree that to the extent any Assets, contract or permit that would otherwise be assigned under this Agreement is not capable of being assigned, transferred, subleased or sublicensed without any such Consent of, or waiver by any other party thereto, or any other Person, or if such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof, or a violation of any law, this Agreement shall not constitute an assignment, transfer, sublease or sublicense, or an attempted assignment, transfer, sublease or sublicense of any such contract or permit. With respect to each Asset, contract that, but for the reasons set forth in the first sentence of this Section, would be assigned, Seller agrees to provide Purchaser with the benefits (including the right to


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Purchase and Sale Agreement
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         terminate any such contract or permit in accordance with the terms thereof) of such Asset, contract or permit, to the extent related to transactions or periods that occur at or after Closing, and to the extent it is possible to do so; and, if and to the extent such benefits are provided to Purchaser, Purchaser agrees to observe and perform such contract or permit. Seller shall continue to use its reasonable efforts to obtain an assignment to Purchaser of each Asset, contract or permit that, but for the reasons set forth in the first sentence of this Section, would be assigned; provided, however, that Seller shall not be required to pay any consideration or suffer any financial disadvantage to obtain such assignment.

                                       X.

                                      TAXES

10.1 APPORTIONMENT OF AD VALOREM AND PROPERTY TAXES: All ad valorem taxes, real property taxes, personal property taxes and similar obligations with respect to the Assets for the tax period in which the Effective Date occurs shall be apportioned as of the Effective Date between Seller and Purchaser. That portion of such apportioned tax liability which is attributable to Seller shall be credited to Purchaser's account. Purchaser shall file or cause to be filed all required reports and returns incident to such taxes and shall pay or cause to be paid to the taxing authorities all such taxes relating to the tax period in which the Effective Date occurs. Seller will use its reasonable efforts to provide Purchaser with all necessary information. Purchaser shall supply Seller with copies of the filed reports and proof of payment promptly after filing and paying them.

10.2 SALES TAXES, FILING FEES, ETC.: The transactions contemplated by this Agreement are an occasional sale and should be deemed exempt from any state and local sales and use taxes, and the Parties hereto will use reasonable efforts to report and have this transfer treated as exempt from such taxes. The Purchase Price and the Adjusted Purchase Price provided for herein are net of any sales taxes or other transfer taxes in connection with the sale of the Assets. Purchaser shall be liable for any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fees and real estate transfer stamps or taxes imposed on the transfer of the Assets pursuant to this Agreement. If Seller is required by applicable state law to report and pay these taxes and/or fees, Purchaser shall, upon presentment of an invoice by Seller, promptly deliver a check to Seller in full payment of the invoice. Purchaser shall defend, indemnify and hold Seller harmless with respect to the payment of any of those taxes including any interest or penalties assessed thereon.

10.3 OTHER TAXES: All production, severance, excise, and other similar such taxes or fees (other than income taxes) relating to production of oil, gas and condensate attributable to the Assets prior to the Effective Date shall be paid by Seller, and all such taxes relating to such production on and after the Effective Date shall be paid by Purchaser. Purchaser and Seller shall supply each other with copies of the filed reports and proof of payment promptly after filing and paying them.


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                                       XI.

                                   TERMINATION

This Agreement and the transactions contemplated hereby may be terminated only in the following instances:

(a) If the conditions set forth in Article VII are not satisfied or waived as of Closing;

(b) By way of Sections 3.5(b), 4.5 hereof or any other right to terminate under Article IV hereof;

(c) At any time by mutual written agreement of Seller and Purchaser and in accordance with any other express provisions of this Agreement.

                                      XII.

                                  MISCELLANEOUS

12.1 GOVERNING LAW: This Agreement shall be governed by and interpreted in accordance with the laws of the State of Louisiana. All assignments and instruments executed in accordance with this Agreement shall be governed by and interpreted in accordance with the laws of the state where the Assets conveyed thereby are located.

12.2 ENTIRE AGREEMENT: This Agreement, together with any confidentiality agreements relating to the Assets previously executed by Purchaser, and the Indemnity Agreement to be executed by Seller at Closing constitute the entire agreement between the parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

12.3 WAIVER: No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.4 CAPTIONS: The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.


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12.5     ASSIGNMENT: Prior to closing, neither party hereto shall assign this
         Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

12.6 NOTICES: Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing same in the United States mail, addressed to the party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notices deposited in the mail in the manner hereinabove described shall be deemed to have been given and received upon the date of delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee. For purposes of notice, until receipt of written notice changing same, the addresses of the parties shall be as follows:

         SELLER'S MAILING
         Union Oil Company of California
         4021-4023 Ambassador Caffery Parkway
         Post Office Box 69200 (70596-9200)
         Lafayette, Louisiana 70503
         Attention: Dalton F. Smith III

         PURCHASER'S MAILING ADDRESS:
         Energy Partners, Ltd.
         201 St. Charles Avenue
         Suite 3400
         New Orleans, Louisiana  70170
         Attention: L. Keith Vincent

12.7 WAIVER OF COMPLIANCE WITH BULK TRANSFER LAWS: Purchaser waives compliance with any applicable bulk transfer law relating to the transactions contemplated by this Agreement, and agrees to assume all risk and liability in connection with the failure to so comply.

12.8 UTPCPL WAIVER: TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, PURCHASER HEREBY WAIVES THE PROVISIONS OF THE LOUISIANA UNFAIR TRADE PRACTICES AND CONSUMER PROTECTION LAW (LA. R. S. 51:1402, ET SEQ.). PURCHASER WARRANTS AND REPRESENTS THAT IT: (i) IS EXPERIENCED AND KNOWLEDGEABLE WITH RESPECT TO THE OIL AND GAS INDUSTRY GENERALLY AND WITH TRANSACTIONS OF THIS TYPE SPECIFICALLY; (ii) POSSESSES AMPLE KNOWLEDGE, EXPERIENCE AND EXPERTISE TO EVALUATE INDEPENDENTLY THE MERITS AND RISKS OF THE TRANSACTION HEREIN CONTEMPLATED; AND, (iii) IS


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Purchase and Sale Agreement
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         NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION IN NEGOTIATIONS
         WITH SELLER.

12.9 WAIVER OF CONSUMER RIGHTS PURCHASER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER. IN ADDITION, TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, PURCHASER HEREBY WAIVES THE PROVISIONS OF THE TEXAS CONSUMER PROTECTION LAWS REGARDING FALSE, MISLEADING AND DECEPTIVE BUSINESS PRACTICES, UNCONSCIONABLE ACTIONS AND BREACHES OF WARRANTY; PROVIDED, HOWEVER, THAT NOTHING HEREIN CONTAINED SHALL BE DEEMED A WAIVER BY PURCHASER WHERE SUCH WAIVER IS PROHIBITED BY LAW. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, PURCHASER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT PURCHASER (i) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS, OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (ii) HAS ASSETS OF FIVE MILLION DOLLARS OR MORE ACCORDING TO IT MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, (iii) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY, AND (iv) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION. Nothing in this Section shall be interpreted as a waiver of the express representations and warranties in this Agreement.

12.10 WAIVER OF JURY TRIAL: SELLER AND PURCHASER DO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, AND ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.11 LIMITATION OF LIABILITY: NOTWITHSTANDING ANYTHING HEREIN PROVIDED TO THE CONTRARY, SELLER AND PURCHASER DO HEREBY COVENANT AND AGREE THAT THE RECOVERY BY EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS COVENANTS, AGREEMENTS, REPRESENTATIONS, GUARANTIES, WARRANTIES, DISCLAIMERS, WAIVERS OR CONTINUING OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF SUCH BREACH, AND IN NO EVENT SHALL SUCH RECOVERY INCLUDE ANY INDIRECT,


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         CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES; PROVIDED, HOWEVER, THAT
         NOTHING IN THIS SECTION SHALL REDUCE OR DIMINISH THE SPECIFIC INDEMNITY AND ASSUMPTIONS OF LIABILITY AND RESPONSIBILITY OF SELLER AS SET FORTH IN THE INDEMNITY AGREEMENT TO BE EXECUTED BY SELLER AT CLOSING.

12.12 NO ADMISSIONS: The Purchaser and Seller agree that neither this Agreement, nor any part hereof, nor any performance under this Agreement, nor any payment of any amount pursuant to any provision of this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Seller or Purchaser or by their respective officers, directors, employees or agents.

12.13 ANNOUNCEMENTS: Purchaser agrees that prior to the issuance of its initial press announcement, if any, which specifically addresses its acquisition of the Assets as being from Seller, it shall seek the approval of Seller of same; provided, however, that such approval cannot be unreasonably withheld. Seller and Purchaser, including their respective Affiliates, agree that from the date of this Agreement and continuing for twelve (12) months after the Closing if reserve volumes are estimated in a news release in conjunction with a Purchase Price disclosure the release must state that the reserve estimates are the disclosing Party's reserve estimates; provided, that either Party may make all disclosures which are required or prudent under applicable laws, including, but not limited to, rules, regulations and guidelines of the Securities and Exchange Commission and applicable stock exchanges.

12.14 BOOKS AND RECORDS: Seller shall, at or as promptly as reasonably possible after Closing, provide and make available to the Purchaser, at Purchaser's cost and expense, subject to the attorney-client privilege, photocopies of the Records. Notwithstanding any other provision herein contained, Purchaser shall retain all original documents, if any, delivered by Seller hereunder which pertain to the Assets (documents delivered by Seller hereunder may be maintained on compact discs) for as long as it so desires and make the same available after the Closing for inspection and copying by Seller during normal business hours, upon reasonable request and upon reasonable notice; provided, however, that during the first six (6) years after Closing, such books, records or documents shall not be disposed of or destroyed by Purchaser without first advising Seller in writing and giving Seller reasonable opportunity to obtain possession thereof.

12.15 THIRD PARTY BENEFICIARIES: Neither this Agreement, nor any performance hereunder by Seller or Purchaser, shall be deemed or interpreted to create any right, claim, cause of action, or remedy on behalf of any person not a party hereto.

12.16 EXPENSES: Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction, including without limitation, fees and expenses of its own legal counsel and accountants.


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12.17    SEVERABILITY: If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable rule or law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in a materially adverse manner with respect to either party.

12.18 USE OF SELLER'S NAME: As soon as practicable after Closing, Purchaser shall remove or cause to be removed the names and marks used by Seller and all variations and derivations thereof and logos relating thereto from the Assets and shall not thereafter make any use whatsoever of those names, marks and logos.

12.19 SURVIVAL: Except as otherwise specifically provided in this Agreement, all covenants, agreements, representations, guaranties, warranties, disclaimers, waivers and continuing obligations shall survive the execution of the Agreement, the Closing, and the delivery and recording of any deeds, assignments or bills of sale which convey title to the Assets from Seller to Purchaser.

12.20 LISTING OF EXHIBITS: The Exhibits listed below are attached to this Agreement and by this reference are fully incorporated herein:

         Exhibit "A" - Assets
         Exhibit "B" - Easements etc.
         Exhibit "C" - Assets Not Sold
         Exhibit "D" - Retained Matters
         Exhibit "E" - Contracts
         Exhibit "F" - Liens, Mortgage etc.
         Exhibit "G" - Back-in, Reversion etc.
         Exhibit "H" - Quality or Quantity of Title
         Exhibit "I" - Arbitration
         Exhibit "J" - Litigation
         Exhibit "K" - Marketing
         Exhibit "L" - Assignment and Bill of Sale
         Exhibit "L-1" - Indemnity Agreement
         Exhibit "M" - Termination of Agreement
         Exhibit "M-1" - Termination of Agreement
         Exhibit "N" - Legal Opinion
         Exhibit "N-1" - Override Conveyance
         Exhibit "N-2" - Consent and Waiver
         Exhibit "O" - Pipeline Purchase Agreement
         Exhibit "P" - Consents

12.21 COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.



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Page No. 33

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

WITNESSES:                                   SELLER:

                                             UNION OIL COMPANY OF CALIFORNIA



/s/ Witness                              BY: /s/ ROBERT C. GNAGY
-------------------------------                 --------------------------------
                                                 Robert C. Gnagy
                                                 Attorney-in-Fact

/s/ Witness
-------------------------------


                                             PURCHASER:

                                             ENERGY PARTNERS, LTD.


/s/ Witness                              BY: /s/ RICHARD A. BACHMANN
-------------------------------                 --------------------------------
                                                 Richard A. Bachmann
                                                 President

/s/ Witness
-------------------------------

Purchase and Sale Agreement
Page No. 34


STATE OF LOUISIANA

PARISH OF ORLEANS

         On this 31st day of March, 2000, before me appeared Robert C. Gnagy, to me personally known, who, being by me duly sworn, did say that he is the Attorney-in-Fact of UNION OIL COMPANY OF CALIFORNIA, a California Corporation, and that the foregoing instrument was executed on behalf of said Corporation and said Appearer acknowledged said instrument to be the free act and deed of said Corporation.



                             ------------------------
                                  NOTARY PUBLIC


My commission is for life.


STATE OF LOUISIANA

PARISH OF ORLEANS

         On this 31st day of March, 2000, before me appeared Richard A. Bachmann, to me personally known, who, being by me duly sworn, did say that he is the President of ENERGY PARTNERS, LTD. a Delaware Corporation, and that the foregoing instrument was executed on behalf of said Corporation and said Appearer acknowledged said instrument to be the free act and deed of said Corporation.



                             ------------------------
                                  NOTARY PUBLIC


My commission is for life.